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                                 VAN ECK FUNDS

                   AMENDMENT NO. 5 TO MASTER TRUST AGREEMENT


      Amendment No. 5 to the Master Trust Agreement dated April 3, 1985, made at New York, New York, this 28th day of April, 1987.


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, SECTION 7.3 of the Master Trust Agreement dated April 3, 1985, as amended (the "Agreement"), of the Van Eck Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of majority of the Trustees of the Trust; and

     WHEREAS, a majority of Trustee of the Trust have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned John C. Van Eck, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends the Agreement in the following respects:


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   Section 4.2 of the Agreement and all other appropriate references in the
Agreement are amended to designate and establish a new series of shares (in addition to the "World Trends Fund, Gold/Resources Fund and U.S. Government Money Fund" series heretofore established and designated) to be known as the World Income Fund, effective as of this date, such new series to have the relative rights and preferences set forth in Subsections (a) through (1) of
Section 4.2 of the Agreement.

WITNESS my hand and seal this 28th day of April, 1987.



                                             /s/ John C. van Eck
                                             John C. van Eck, President


STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )

     Then personally appeared the above-named John C. van Eck, and acknowledged this instrument to be his free act and deed this 28th day of April, 1987.



/s/ Linda S. Cole
Notary Public

My commission expires: Jan. 31, 1989